Exhibit 99.1
Time Warner Inc.’s financial results described in this release reflect, among other things, the discontinued operations treatment of certain cable systems transferred to Comcast Corporation in connection with the redemption of Comcast’s interests in Time Warner Cable Inc. and Time Warner Entertainment Company, L.P. and the exchange of certain cable systems with Comcast. In addition, results for the three months ended September 30, 2006, include the impact of certain cable systems acquired from Adelphia Communications Corporation and Comcast Corporation since the closing of the transactions on July 31, 2006.
TIME WARNER INC. REPORTS THIRD QUARTER 2006 RESULTS
NEW YORK, November 1, 2006 — Time Warner Inc. (NYSE:TWX) today reported financial results for its third quarter ended September 30, 2006.
In making the announcement, Chairman and Chief Executive Officer Dick Parsons said: “Time Warner continues to build momentum and deliver value for our shareholders. This quarter’s results position the Company to meet all of our full-year financial objectives. We’re particularly encouraged by AOL’s early progress in making the transition to an advertising-supported business. Just as importantly, Time Warner Cable is generating outstanding results, even while successfully integrating its newly acquired cable systems. In addition, our capital allocation efforts continue to drive incremental value — including our $20 billion share repurchase program as well as this year’s more than $20 billion of acquisitions and almost $4 billion of announced or completed non-core asset divestitures.”
Company Results
In the quarter, Revenues rose 7% over the same period in 2005 to $10.9 billion, led by growth at the Cable and Networks segments.
Adjusted Operating Income before Depreciation and Amortization climbed 16% to $2.9 billion, reflecting double-digit increases at the Cable and AOL segments as well as gains at the Networks and Publishing segments. This growth was offset partly by a decline at the Filmed Entertainment segment. Operating Income was up 1% to $1.7 billion.
For the first nine months, Cash Provided by Operations was $6.6 billion, and Free Cash Flow totaled $4.0 billion (reflecting a 50% conversion rate of Adjusted Operating Income before Depreciation and Amortization). As of September 30, 2006, Net Debt totaled $32.2 billion, up $16.1 billion from $16.1 billion at the end of 2005, reflecting, among other items, the closing of the Adelphia and Comcast transactions as well as the Company’s share repurchase program.
Diluted Income per Common Share before Discontinued Operations and Cumulative Effect of Accounting Change was $0.33 for the three months ended September 30, 2006, compared to $0.18 in last year’s third quarter. The current and prior year amounts included certain items affecting comparability that are described in detail in the Consolidated Reported Net Income and Per Share Results section below. After adjusting for such items, diluted common share results were $0.19, up 12% from $0.17 in the prior year period.
Stock Repurchase Program Update
From the inception of its stock repurchase program through October 31, 2006, the Company has repurchased approximately 770 million shares of common stock for approximately $13.4 billion.
At existing price levels, the Company expects that it will purchase at least $15 billion of its common stock by the end of 2006 and the remainder of its $20 billion program in 2007.

Performance of Segments
The schedules below reflect Time Warner’s performance for the three and nine months ended September 30, by line of business (in millions):

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
Revenues:	2006	2005	2006	2005
		(recast)		(recast)
AOL	$1,983	$2,041	$6,010	$6,271
Cable	3,209	2,227	8,116	6,497
Filmed Entertainment	2,390	2,650	7,532	8,300
Networks	2,488	2,388	7,594	7,142
Publishing	1,261	1,250	3,709	3,730
Intersegment elimination	(419)	(312)	(1,203)	(1,062)

Total Revenues	$10,912	$10,244	$31,758	$30,878

Adjusted Operating Income (Loss) before Depreciation and Amortization (a):
AOL (b)	$563	$465	$1,510	$1,523
Cable	1,119	871	2,920	2,424
Filmed Entertainment	210	243	896	835
Networks (c)	800	734	2,365	2,169
Publishing (d)	270	261	658	699
Corporate (e)(f)	(97)	(104)	(308)	(324)
Intersegment elimination(c)	(14)	(14)	8	(15)

Total Adjusted Operating Income (Loss) before Depreciation and Amortization	$2,851	$2,456	$8,049	$7,311

Operating Income (Loss) (a):
AOL (b)	$397	$288	$1,010	$953
Cable	550	471	1,546	1,282
Filmed Entertainment	120	161	629	589
Networks (c)	526	667	1,945	1,978
Publishing (d)	226	209	527	542
Corporate (e)	(109)	(117)	(322)	(356)
Securities litigation expenses, net (g)	(29)	(16)	(90)	(3,025)
Intersegment elimination (c)	(14)	(14)	8	(15)

Total Operating Income (Loss)	$1,667	$1,649	$5,253	$1,948

(a)	Adjusted Operating Income (Loss) before Depreciation and Amortization excluded the impact of noncash impairments of goodwill, intangible and fixed assets, as well as gains and losses on asset sales and amounts related to securities litigation and government investigations. Operating Income (Loss) included these amounts in their respective periods. Refer to the reconciliations of Adjusted Operating Income (Loss) before Depreciation and Amortization to Operating Income (Loss) before Depreciation and Amortization on pages 13 and 14.

(b)	For the nine months ended September 30, 2006, Adjusted Operating Income before Depreciation and Amortization excluded a $2 million gain from the resolution of a previously contingent gain related to the 2004 sale of Netscape Security Solutions. For the nine months ended September 30, 2005, Adjusted Operating Income before Depreciation and Amortization excluded a $24 million noncash goodwill impairment charge related to America Online Latin America, Inc., a $5 million gain related to the sale of a building and a $5 million gain from the resolution of a previously contingent gain related to the 2004 sale of Netscape Security Solutions. Operating Income included these amounts in their respective periods.

(c)	For the three and nine months ended September 30, 2006, Adjusted Operating Income before Depreciation and Amortization and Operating Income included The WB Network shutdown costs of $38 million and $119 million, respectively, at the Networks segment. Excluded from the $38 million and $119 million of shutdown costs is $18 million and $47 million, respectively, of intersegment eliminations related to terminating programming arrangements with other Time Warner divisions. Including intersegment eliminations, the net impact to the Company is $20 million and $72 million, respectively. For the three and nine months ended September 30, 2006, Adjusted Operating Income before Depreciation and Amortization excluded a $200 million noncash goodwill impairment charge related to The WB Network. Operating Income included this amount in the same periods.

(d)	For the nine months ended September 30, 2005, Adjusted Operating Income before Depreciation and Amortization excluded an $8 million gain related to the collection of a loan made in conjunction with the Company’s 2003 sale of Time Life Inc., which was previously fully reserved due to concerns about recoverability. Operating Income included this amount in the same period.

(e)	For the nine months ended September 30, 2006, Adjusted Operating Loss before Depreciation and Amortization excluded a $20 million gain on the sale of two aircraft. Operating Loss included this amount in the same period.

(f)	For the three and nine months ended September 30, 2006, Adjusted Operating Loss before Depreciation and Amortization excluded $29 million and $90 million, respectively, in net expenses related to the securities litigation and government investigations. For the nine months ended September 30, 2005, Adjusted Operating Loss before Depreciation and Amortization excluded $3 billion in legal reserves related to the securities litigation. Additionally, for the three and nine months ended September 30, 2005, Adjusted Operating Loss before Depreciation and Amortization excluded $16 million and $25 million, respectively, in net expenses related to the securities litigation and government investigations.

(g)	Represents amounts related to the securities litigation and government investigations. For segment reporting purposes in the Company’s financial statements, amounts are reflected in the results of the Corporate segment. For the three and nine months ended September 30, 2006, $29 million and $90 million, respectively, in net expenses related to the securities litigation and government investigations were included. For the nine months ended September 30, 2005, $3 billion in legal reserves related to the securities litigation were included. Additionally, for the three and nine months ended September 30, 2005, $16 million and $25 million, respectively, in net expenses related to the securities litigation and government investigations were included.

Presented below is a discussion of Time Warner’s segments for the third quarter of 2006. Unless otherwise noted, the dollar amounts in parentheses represent year-over-year changes.
AOL
Revenues declined 3% ($58 million) to $2.0 billion, due to a 13% decrease ($210 million) in Subscription revenues, offset in part by a 46% increase ($151 million) in Advertising revenues. The decline in Subscription revenues was due primarily to a decrease in domestic AOL brand subscribers, which reflects in part AOL’s previously announced plan to offer its e-mail, certain software and other products free of charge to broadband users in the U.S. Advertising revenues reflected strong growth in sales of advertising run on third-party websites generated by Advertising.com, as well as display and paid-search advertising.
Operating Income before Depreciation and Amortization rose 21% ($98 million) to $563 million. This performance reflects a 10% decline in total costs, including higher traffic acquisition costs, and solid growth in Advertising revenues, offset partially by lower Subscription revenues. The decrease in costs, compared to the prior year period, is related primarily to AOL’s decision to prioritize its advertising business, which resulted in lower marketing expenses ($177 million), due mainly to reduced subscriber acquisition spending, offset partly by higher restructuring charges ($25 million).
Operating Income grew 38% ($109 million) to $397 million, due to higher Operating Income before Depreciation and Amortization as well as lower depreciation and amortization expenses ($11 million).
Highlights
During the third quarter, AOL had 112 million average monthly domestic unique visitors and nearly 49 billion domestic page views, according to comScore Media Metrix, which translates into 145 average monthly page views per unique visitor.
As of September 30, 2006, the AOL service had 15.2 million U.S. subscribers, a decline of 2.5 million from the prior quarter and 4.9 million from the year-ago quarter, reflecting in part an acceleration of subscriber losses due to AOL’s strategy to prioritize its advertising business. In Europe, the AOL service had 5.5 million subscribers as of September 30, 2006, a decrease of 159,000 from the previous quarter and a decline of 632,000 from last year’s quarter.
On October 31, 2006, Time Warner sold AOL’s Internet access business in France for approximately $365 million. In addition, the Company recently announced separate agreements to sell AOL’s Internet access businesses in Germany and the U.K. for approximately $870 million and $688 million, respectively. The contractual sales prices for these two transactions are denominated in euros and British pounds, respectively, and, consequently, the U.S. dollar amounts presented are subject to change as a result of fluctuation in the currency exchange rates. These remaining transactions, which are subject to customary regulatory approvals, are expected to close in the fourth quarter of 2006 or the first quarter of 2007.
CABLE (Time Warner Cable)
Revenues rose 44% ($982 million) to $3.2 billion, including Subscription revenue growth of 44% ($928 million) and an increase in Advertising revenue of 44% ($54 million). These results reflected primarily the impact of the acquisition of certain cable systems from Adelphia and Comcast on July 31, 2006. In addition, Subscription revenues were driven by the continued penetration of high-speed data, Digital Phone and advanced digital video services.

Operating Income before Depreciation and Amortization climbed 28% ($248 million) to $1.1 billion, benefiting from the cable systems acquired from Adelphia and Comcast as well as the growth in advanced services. These results also include merger-related and restructuring charges of $22 million, related mostly to the acquired cable systems. Average monthly subscription revenue per basic cable subscriber rose 9% to approximately $89.
Operating Income grew 17% ($79 million) to $550 million, due to the increase in Operating Income before Depreciation and Amortization, offset partly by higher depreciation ($130 million) and amortization ($39 million) expenses.
Highlights
On July 31, 2006, a Time Warner Cable subsidiary, together with Comcast, acquired substantially all of the cable systems of Adelphia, and Comcast’s interests in Time Warner Cable and Time Warner Entertainment Company, L.P. were redeemed. These transactions resulted in the net addition of approximately 3.2 million basic video subscribers and 7.6 million homes passed. In addition, the transactions added 1.6 million digital subscribers and 1.2 million residential high-speed data subscribers. On July 31, 2006, there was no product comparable to Time Warner Cable’s Digital Phone product available in the acquired systems.
As of September 30, 2006, Time Warner Cable managed 13.5 million basic video subscribers, which included 782,000 unconsolidated subscribers in the Kansas City, south and west Texas and New Mexico cable systems. During the quarter, Time Warner Cable’s historical cable systems performed well, generating year-over-year increases in net additions of basic video subscribers, digital video subscribers and high-speed data subscribers. The increase of 33,000 basic video subscribers in the historical Time Warner Cable systems represents a 50% increase compared to the increases in the prior year quarter as well as in the second quarter of 2006. In the acquired systems, basic video subscribers declined by 30,000 during the quarter. Digital video subscribers were 7.0 million at the end of the quarter, representing an increase of 143,000 subscribers in the historical systems and a decline of 7,000 in the acquired systems. Digital penetration of basic video customers was 52% at the end of the quarter. Digital Video Recorder subscribers ended the quarter at 2.2 million subscribers, representing 31% of digital customers.
Residential high-speed data subscribers rose by 214,000 in Time Warner Cable’s historical systems. This represents the fifth consecutive quarter in which net subscriber additions surpassed 200,000. In addition, residential high-speed data subscribers increased by 37,000 in the acquired systems. Total residential high-speed data subscribers at the end of the quarter were 6.4 million, representing approximately 25% of service-ready homes passed. Digital Phone subscribers grew by 187,000 in the quarter for a total of 1.6 million, representing approximately 11% of service-ready homes passed. For additional subscriber and homes passed information, refer to the subscriber and homes passed reconciliation schedule included in Note 2.
FILMED ENTERTAINMENT (Warner Bros. Entertainment & New Line Cinema)
Revenues decreased 10% ($260 million) to $2.4 billion, due to difficult comparisons to the prior year period. The current quarter included Revenues from the strong worldwide theatrical performance of Superman Returns, while overall theatrical revenue declined from the prior year quarter, which included results from Warner Bros.’ Charlie and the Chocolate Factory and Batman Begins as well as New Line’s Wedding Crashers.
Operating Income before Depreciation and Amortization declined 14% ($33 million) to $210 million, reflecting lower contributions from theatrical product, due primarily to difficult comparisons to the theatrical and home video release slate in the year-ago period, offset partly by higher contributions from television product. Additionally, the results reflect a benefit of approximately $10 million related to an adjustment made to reduce certain legal reserves.
Operating Income decreased 25% ($41 million) to $120 million, due to a decline in Operating Income before Depreciation and Amortization as well as an increase in depreciation and amortization expenses ($8 million).
Highlights
Warner Home Video ranked #1 in home video sales in the U.S. for the year through September 30, 2006, with a 19.4% share.
Warner Bros. Television’s The New Adventures of Old Christine, The West Wing, E-Ring, Smallville and Two and a Half Men together earned six Primetime Emmys. Warner Home Video’s Stardust: The Bette Davis Story, which premiered on Turner Classic Movies, also won an Emmy.
NETWORKS (Turner Broadcasting, HBO and The WB Network)
Revenues rose 4% ($100 million) to $2.5 billion, reflecting higher Subscription and Advertising revenues, including the consolidation of Court TV ($60 million), offset partially by lower Content revenues. Subscription revenues climbed 9% ($125 million), due to higher rates and, to a lesser extent, increased subscribers at Turner and HBO as well as the consolidation of Court TV ($17 million). Advertising revenues were up 6% ($42 million), led by 16% growth at Turner, including Court TV ($42 million), offset partly by a 36% decrease ($48 million) at The WB Network, which ceased operations on September 17, 2006. The 23% decline in Content revenues ($72 million) is related to a decrease at HBO, due mainly to a difficult comparison to the prior year quarter, which included higher syndication sales of Sex and the City.
Adjusted Operating Income before Depreciation and Amortization climbed 9% ($66 million) to $800 million, driven by the increase in Revenues and lower marketing expense, offset in part by higher programming and other operating expenses. The current quarter’s results also include $38 million of shutdown costs at The WB Network.
Operating Income declined 21% ($141 million) to $526 million. Following the shutdown of The WB Network and the formation of The CW, the Company determined that the implied fair value of goodwill at The WB Network was lower than the carrying value. Accordingly, for the three months ended September 30, 2006, the Company recorded a pretax impairment charge of approximately $200 million to reduce the carrying value of The WB Network’s goodwill. This item was offset in part by the increase in Adjusted Operating Income before Depreciation and Amortization.
Highlights
Among advertising-supported cable networks, TNT finished the quarter ranked #1 in total-day delivery of Adults 18-49 and Adults 25-54. TNT’s The Closer became advertising-supported cable’s #1 original series of all time in Households and Persons 2+. For the quarter, TBS had four of the top five comedies on advertising-supported cable networks among Adults 18-49.
For the quarter, Cartoon Network posted gains among Kids 6-11 in both prime-time and total-day delivery compared to the prior year period. Adult Swim finished the quarter #1 in total-day delivery of Adults 18-34 and Men 18-34 among advertising-supported cable networks.

HBO won a total of 26 Primetime Emmys to lead all other broadcast and cable networks for the fourth consecutive year, with its miniseries Elizabeth I receiving nine — the most of any program. At Turner, TNT’s Into the West won two Primetime Emmys, Cartoon Network garnered four Primetime Emmys, and CNN earned two News and Documentary Emmys.
PUBLISHING (Time Inc.)
Revenues rose 1% ($11 million) to $1.3 billion, reflecting an increase in Advertising revenues ($34 million), offset partly by a decline in Other revenues ($24 million). The growth in Advertising revenues was driven by higher online advertising revenues at CNNMoney.com and SI.com as well as gains in international magazines, due mainly to the addition of Grupo Editorial Expansión’s titles. Additionally, Advertising revenues benefited from gains at certain domestic magazines, particularly People and Real Simple, as well as recent magazine launches. The decrease in Other revenues was due largely to lower commerce revenues at Synapse and Southern Living at Home as well as a decline in licensing revenues from AOL.
Operating Income before Depreciation and Amortization grew 3% ($9 million) to $270 million, including increases at international and domestic magazines as well as lower start-up losses, offset partially by declines at the non-magazine businesses, particularly Synapse.
Operating Income climbed 8% ($17 million) to $226 million, reflecting an increase in Operating Income before Depreciation and Amortization as well as declines in depreciation and amortization expenses ($8 million).
Highlights
Based on Publishers Information Bureau (PIB) data, Time Inc.’s 2006 industry-leading share of overall domestic advertising through September 30, 2006, was 22.5%.
Consolidated Reported Net Income and Per Share Results
For the three months ended September 30, 2006, the Company reported Net Income of $2.3 billion, or $0.57 per diluted common share. This compares to Net Income in 2005 of $853 million, or $0.18 per diluted common share.
For the three months ended September 30, 2006, the Company reported Income before Discontinued Operations and Cumulative Effect of Accounting Change of $1.4 billion, or $0.33 per diluted common share. This compares to Income before Discontinued Operations and Cumulative Effect of Accounting Change in 2005 of $827 million, or $0.18 per diluted common share.
Certain pretax items in the current year quarter affected comparability, including $729 million of net investment gains related to the sale of the Company’s interests in Time Warner Telecom and Warner Bros.’ Australian theme parks. In addition, the quarter included a $373 million tax benefit primarily associated with the realization of net capital loss carryforwards, offset in part by $29 million in net expenses related to securities litigation and government investigations. The Company also determined that the implied fair value of goodwill at The WB Network was lower than the carrying value. Accordingly, for the three months ended September 30, 2006, the Company recorded a pretax impairment charge of approximately $200 million to reduce the carrying value of The WB Network’s goodwill. Certain pretax items in the prior year quarter similarly affected comparability, including $16 million of net expenses related to the securities litigation and government investigations, offset partly by $10 million in net investment gains. The year-ago quarter also included a $16 million tax benefit associated with the realization of net capital loss carryforwards.
In the aggregate, these items had the net effect of increasing the current year quarter’s Income before Discontinued Operations and Cumulative Effect of Accounting Change by $590 million (net of taxes), or $0.14 per diluted common share, and increasing the prior year quarter by $15 million (net of taxes), or $0.01 per diluted common share. Excluding such items, Income before Discontinued Operations and Cumulative Effect of Accounting Change reflected an increase in Operating Income, offset by higher depreciation, amortization and interest expenses related to the Adelphia and Comcast transactions. The growth in Diluted Income per Common Share before Discontinued Operations and Cumulative Effect of Accounting Change was driven by the Company’s share repurchase program.
Use of Operating Income (Loss) before Depreciation and Amortization, Adjusted Operating Income (Loss) before Depreciation and Amortization and Free Cash Flow
The Company utilizes Operating Income (Loss) before Depreciation and Amortization, among other measures, to evaluate the performance of its businesses. The Company also evaluates the performance of its businesses using Operating Income (Loss) before Depreciation and Amortization excluding the impact of noncash impairments of goodwill, intangible and fixed assets, as well as gains and losses on asset sales, and amounts related to securities litigation and government investigations (referred to herein as Adjusted Operating Income (Loss) before Depreciation and Amortization). Both Operating Income (Loss) before Depreciation and Amortization and Adjusted Operating Income (Loss) before Depreciation and Amortization are considered important indicators of the operational strength of the Company’s businesses. Operating Income (Loss) before Depreciation and Amortization eliminates the uneven effect across all business segments of considerable amounts of noncash depreciation of tangible assets and amortization of certain intangible assets that were recognized in business combinations. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s businesses. Moreover, Adjusted Operating Income (Loss) before Depreciation and Amortization does not reflect gains and losses on asset sales or amounts related to securities litigation and government investigations or any impairment charge related to goodwill, intangible assets and fixed assets. Management evaluates the investments in such tangible and intangible assets through other financial measures, such as capital expenditure budgets, investment spending levels and return on capital.
Free Cash Flow is Cash Provided by Operations (as defined by U.S. generally accepted accounting principles) plus payments related to securities litigation and government investigations (net of any insurance recoveries) and excess tax benefits from the exercise of stock options, less cash flow attributable to discontinued operations, capital expenditures and product development costs, principal payments on capital leases and partnership distributions, if any. The Company uses Free Cash Flow to evaluate the performance of its businesses and this measure is considered an important indicator of the Company’s liquidity, including its ability to reduce net debt, make strategic investments, pay dividends to common shareholders and repurchase stock. A limitation of this measure, however, is that it does not reflect payments made in connection with the securities litigation and government investigations, which reduce liquidity.
Operating Income (Loss) before Depreciation and Amortization, Adjusted Operating Income (Loss) before Depreciation and Amortization and Free Cash Flow should be considered in addition to, not as a substitute for, the Company’s Operating Income (Loss), Net Income and various cash flow measures (e.g., Cash Provided by Operations), as well as other measures of financial performance and liquidity reported in accordance with U.S. generally accepted accounting principles.

About Time Warner Inc.
Time Warner Inc. is a leading media and entertainment company, whose businesses include interactive services, cable systems, filmed entertainment, television networks and publishing.
Information on Business Outlook Release and Earnings Conference Call
Time Warner Inc. issued a separate release today regarding its 2006 full-year business outlook. The Company’s earnings conference call can be heard live at 8:30 am ET on Wednesday, November 1, 2006. To listen to the call, visit www.timewarner.com/investors or AOL Keyword: IR.
Caution Concerning Forward-Looking Statements
This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other factors affecting the operation of the businesses of Time Warner Inc. More detailed information about these factors may be found in filings by Time Warner with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, as amended, and its Quarterly Reports on Form 10-Q, as amended. Time Warner is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.
Contacts:

Corporate Communications	Investor Relations
Edward Adler (212) 484-6630	Jim Burtson (212) 484-8719
Susan Duffy (212) 484-6686	Chris Clipper (212) 484-6297
Mark Holmes (212) 484-8206
# # #

TIME WARNER INC.
CONSOLIDATED BALANCE SHEET
(Unaudited)

	September 30,	December 31,
	2006	2005
		(recast)
	(millions)

ASSETS

Current assets
Cash and equivalents	$1,178	$4,220
Restricted cash	55	—
Receivables, less allowances of $1.890 and $2.055 billion	5,762	6,523
Inventories	1,769	2,041
Prepaid expenses and other current assets	1,344	890
Current assets of discontinued operations	41	376

Total current assets	10,149	14,050
Noncurrent inventories and film costs	4,920	4,597
Investments, including available-for-sale securities	3,554	3,495
Property, plant and equipment, net	16,016	12,896
Intangible assets subject to amortization, net	5,247	3,476
Intangible assets not subject to amortization	46,543	37,367
Goodwill	41,256	40,139
Other assets	2,896	3,119
Noncurrent assets of discontinued operations	—	3,605

Total assets	$130,581	$122,744

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$1,072	$1,194
Participations payable	2,058	2,401
Royalties and programming costs payable	1,091	937
Deferred revenue	1,571	1,463
Debt due within one year	101	92
Other current liabilities	5,673	6,113
Current liabilities of discontinued operations	63	328

Total current liabilities	11,629	12,528
Long-term debt	33,255	20,238
Deferred income taxes	13,424	12,146
Deferred revenue	607	681
Mandatorily redeemable preferred membership units issued by a subsidiary	300	—
Other liabilities	5,593	5,454
Noncurrent liabilities of discontinued operations	17	863
Minority interests	3,976	5,729

Shareholders’ equity
Series LMCN-V common stock, $0.01 par value, 18.8 and 87.2 million shares issued and outstanding	—	1
Time Warner common stock, $0.01 par value, 4.812 and 4.706 billion shares issued and 3.983 and 4.498 billion shares outstanding	48	47
Paid-in-capital	171,753	168,726
Treasury stock, at cost (828.7 and 208.0 million shares)	(16,190)	(5,463)
Accumulated other comprehensive income (loss), net	170	(64)
Accumulated deficit	(94,001)	(98,142)

Total shareholders’ equity	61,780	65,105

Total liabilities and shareholders’ equity	$130,581	$122,744

Note: Certain reclassifications have been made to the prior year’s financial information to conform to the September 30, 2006 presentation.
See accompanying notes.

TIME WARNER INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
		(recast)		(recast)
	(millions, except per share amounts)
Revenues:
Subscription	$6,148	$5,378	$17,334	$16,177
Advertising	2,060	1,762	6,084	5,406
Content	2,388	2,821	7,450	8,471
Other	316	283	890	824

Total revenues	10,912	10,244	31,758	30,878
Costs of revenues	(6,251)	(5,909)	(17,880)	(17,802)
Selling, general and administrative	(2,523)	(2,524)	(7,718)	(7,631)
Amortization of intangible assets	(169)	(141)	(434)	(438)
Amounts related to securities litigation and government investigations	(29)	(16)	(90)	(3,025)
Merger-related, restructuring and shutdown costs	(73)	(5)	(205)	(28)
Asset impairments	(200)	—	(200)	(24)
Gains on disposal of assets, net	—	—	22	18

Operating Income	1,667	1,649	5,253	1,948
Interest expense, net	(479)	(282)	(1,115)	(952)
Other income, net	714	9	1,074	1,109
Minority interest expense, net	(89)	(63)	(265)	(171)

Income before income taxes, discontinued operations and cumulative effect of accounting change	1,813	1,313	4,947	1,934
Income tax provision	(452)	(486)	(1,563)	(657)

Income before discontinued operations and cumulative effect of accounting change	1,361	827	3,384	1,277
Discontinued operations, net of tax	961	26	1,390	90

Income before cumulative effect of accounting change	2,322	853	4,774	1,367
Cumulative effect of accounting change, net of tax	—	—	25	—

Net income	$2,322	$853	$4,799	$1,367

Basic income per common share before discontinued operations and cumulative effect of accounting change	$0.34	$0.18	$0.79	$0.27
Discontinued operations	0.23	—	0.33	0.02
Cumulative effect of accounting change	—	—	0.01	—

Basic net income per common share	$0.57	$0.18	$1.13	$0.29

Diluted income per common share before discontinued operations and cumulative effect of accounting change	$0.33	$0.18	$0.79	$0.27
Discontinued operations	0.24	—	0.32	0.02
Cumulative effect of accounting change	—	—	0.01	—

Diluted net income per common share	$0.57	$0.18	$1.12	$0.29

Average basic common shares	4,048.8	4,683.4	4,258.7	4,652.4

Average diluted common shares	4,084.4	4,723.6	4,296.7	4,722.7

Cash dividends declared per share of common stock	$0.055	$0.05	$0.155	$0.05

Note: Certain reclassifications have been made to the prior year’s financial information to conform to the September 30, 2006 presentation.
See accompanying notes.

TIME WARNER INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
Nine Months Ended September 30,
(Unaudited)

	2006	2005
		(recast)
	(millions)
OPERATIONS
Net income(a)	$4,799	$1,367
Adjustments for noncash and nonoperating items:
Cumulative effect of accounting change, net of tax	(25)	—
Depreciation and amortization	2,528	2,332
Amortization of film costs	2,301	2,395
Asset impairments	200	24
Gain on investments and other assets, net	(1,047)	(1,081)
Equity in income of investee companies, net of cash distributions	(34)	(24)
Equity-based compensation	212	286
Amounts related to securities litigation and government investigations(b)	(177)	2,700
Changes in operating assets and liabilities, net of acquisitions	(932)	(2,577)
Adjustments relating to discontinued operations(a)	(1,255)	95

Cash provided by operations(c)	6,570	5,517

INVESTING ACTIVITIES
Investments and acquisitions, net of cash acquired	(12,182)	(491)
Investment in Wireless Spectrum Joint Venture	(182)	—
Capital expenditures and product development costs	(2,677)	(2,151)
Capital expenditures from discontinued operations	(56)	(108)
Investment proceeds from available-for-sale securities	42	991
Other investment proceeds	3,074	414

Cash used by investing activities	(11,981)	(1,345)

FINANCING ACTIVITIES
Borrowings	15,580	7
Debt repayments	(2,551)	(1,908)
Proceeds from exercise of stock options	378	275
Excess tax benefit on stock options	61	80
Principal payments on capital leases	(64)	(94)
Repurchases of common stock	(10,659)	(485)
Issuance of mandatorily redeemable preferred membership units by a subsidiary	300	—
Dividends paid	(658)	(235)
Other	(18)	8

Cash provided (used) by financing activities	2,369	(2,352)

INCREASE (DECREASE) IN CASH AND EQUIVALENTS	(3,042)	1,820
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	4,220	6,139

CASH AND EQUIVALENTS AT END OF PERIOD	$1,178	$7,959

(a)	The nine months ended September 30, 2006 and 2005 include net income from discontinued operations of $1.390 billion and $90 million, respectively. After considering adjustments related to discontinued operations, net cash flows from discontinued operations were $135 million and $185 million for the nine months ended September 30, 2006 and 2005, respectively.

(b)	The nine months ended September 30, 2005 includes a $300 million payment related to the government investigations.

(c)	The nine months ended September 30, 2006 and 2005 include an approximate $181 million source of cash and $36 million use of cash, respectively, related to changing the fiscal year end of certain international operations from November 30 to December 31.
Note: Certain reclassifications have been made to the prior year’s financial information to conform to the September 30, 2006 presentation.
See accompanying notes.

TIME WARNER INC.
RECONCILIATION OF ADJUSTED OPERATING INCOME (LOSS) BEFORE DEPRECIATION AND
AMORTIZATION TO OPERATING INCOME (LOSS) BEFORE DEPRECIATION AND AMORTIZATION
(millions, unaudited)
Three Months Ended September 30, 2006

	Adjusted		Amounts
	Operating Income/(Loss)		Related To Securities	Gains/(Losses)	Operating Income/(Loss)
	Before Depreciation	Asset	Litigation & Government	From	Before Depreciation
	And Amortization	Impairments	Investigations	Asset Disposals	And Amortization
AOL	$563	$—	$—	$—	$563
Cable	1,119	—	—	—	1,119
Filmed Entertainment	210	—	—	—	210
Networks(a)	800	(200)	—	—	600
Publishing	270	—	—	—	270
Corporate(b)	(97)	—	(29)	—	(126)
Intersegment elimination	(14)	—	—	—	(14)

Total	$2,851	$(200)	$(29)	$—	$2,622

Three Months Ended September 30, 2005
(Recast)

	Adjusted		Amounts
	Operating Income/(Loss)		Related To Securities	Gains/(Losses)	Operating Income/(Loss)
	Before Depreciation	Asset	Litigation & Government	From	Before Depreciation
	And Amortization	Impairments	Investigations	Asset Disposals	And Amortization
AOL	$465	$—	$—	$—	$465
Cable	871	—	—	—	871
Filmed Entertainment	243	—	—	—	243
Networks	734	—	—	—	734
Publishing	261	—	—	—	261
Corporate(b)	(104)	—	(16)	—	(120)
Intersegment elimination	(14)	—	—	—	(14)

Total	$2,456	$—	$(16)	$—	$2,440

(a)	For the three months ended September 30, 2006, Operating Income before Depreciation and Amortization includes a $200 million noncash goodwill impairment charge related to The WB Network.

(b)	For the three months ended September 30, 2006, Operating Income before Depreciation and Amortization includes $29 million in net expenses related to securities litigation and government investigations. For the three months ended September 30, 2005, Operating Income before Depreciation and Amortization includes $16 million in net expenses related to securities litigation and government investigations.

TIME WARNER INC.
RECONCILIATION OF ADJUSTED OPERATING INCOME (LOSS) BEFORE DEPRECIATION AND
AMORTIZATION TO OPERATING INCOME (LOSS) BEFORE DEPRECIATION AND AMORTIZATION
(millions, unaudited)
Nine Months Ended September 30, 2006

	Adjusted		Amounts
	Operating Income/(Loss)		Related To Securities	Gains/(Losses)	Operating Income/(Loss)
	Before Depreciation	Asset	Litigation & Government	From	Before Depreciation
	And Amortization	Impairments	Investigations	Asset Disposals	And Amortization
AOL(a)	$1,510	$—	$—	$2	$1,512
Cable	2,920	—	—	—	2,920
Filmed Entertainment	896	—	—	—	896
Networks(b)	2,365	(200)	—	—	2,165
Publishing	658	—	—	—	658
Corporate(c)	(308)	—	(90)	20	(378)
Intersegment elimination	8	—	—	—	8

Total	$8,049	$(200)	$(90)	$22	$7,781

Nine Months Ended September 30, 2005
(Recast)

	Adjusted		Amounts
	Operating Income/(Loss)		Related To Securities	Gains/(Losses)	Operating Income/(Loss)
	Before Depreciation	Asset	Litigation & Government	From	Before Depreciation
	And Amortization	Impairments	Investigations	Asset Disposals	And Amortization
AOL(a)	$1,523	$(24)	$—	$10	$1,509
Cable	2,424	—	—	—	2,424
Filmed Entertainment	835	—	—	—	835
Networks	2,169	—	—	—	2,169
Publishing(d)	699	—	—	8	707
Corporate(c)	(324)	—	(3,025)	—	(3,349)
Intersegment elimination	(15)	—	—	—	(15)

Total	$7,311	$(24)	$(3,025)	$18	$4,280

(a)	For the nine months ended September 30, 2006, Operating Income before Depreciation and Amortization includes a $2 million gain from the resolution of a previously contingent gain related to the 2004 sale of Netscape Security Solutions (“NSS”). For the nine months ended September 30, 2005, Operating Income before Depreciation and Amortization includes a $24 million noncash goodwill impairment charge related to America Online Latin America, Inc. (“AOLA”), a $5 million gain related to the sale of a building and a $5 million gain from the resolution of a previously contingent gain related to the 2004 sale of NSS.

(b)	For the nine months ended September 30, 2006, Operating Income before Depreciation and Amortization includes a $200 million noncash goodwill impairment charge related to The WB Network.

(c)	For the nine months ended September 30, 2006, Operating Income before Depreciation and Amortization includes a $20 million gain on the sale of two aircraft and $90 million in net expenses related to securities litigation and government investigations. For the nine months ended September 30, 2005, Operating Income before Depreciation and Amortization includes $3 billion in legal reserves related to securities litigation and $25 million in net expenses related to securities litigation and government investigations.

(d)	For the nine months ended September 30, 2005, Operating Income before Depreciation and Amortization includes an $8 million gain related to the collection of a loan made in conjunction with the Company’s 2003 sale of Time Life Inc. (“Time Life”), which was previously fully reserved due to concerns about recoverability.

TIME WARNER INC.
RECONCILIATION OF OPERATING INCOME (LOSS) BEFORE DEPRECIATION
AND AMORTIZATION TO OPERATING INCOME (LOSS)
(millions, unaudited)
Three Months Ended September 30, 2006

	Operating Income/(Loss)
	Before Depreciation			Operating
	And Amortization	Depreciation	Amortization	Income/(Loss)
AOL	$563	$(129)	$(37)	$397
Cable	1,119	(513)	(56)	550
Filmed Entertainment	210	(35)	(55)	120
Networks(a)	600	(70)	(4)	526
Publishing	270	(27)	(17)	226
Corporate(b)	(126)	(12)	—	(138)
Intersegment elimination	(14)	—	—	(14)

Total	$2,622	$(786)	$(169)	$1,667

Three Months Ended September 30, 2005
(Recast)

	Operating Income/(Loss)
	Before Depreciation			Operating
	And Amortization	Depreciation	Amortization	Income/(Loss)
AOL	$465	$(134)	$(43)	$288
Cable	871	(383)	(17)	471
Filmed Entertainment	243	(29)	(53)	161
Networks	734	(61)	(6)	667
Publishing	261	(30)	(22)	209
Corporate(b)	(120)	(13)	—	(133)
Intersegment elimination	(14)	—	—	(14)

Total	$2,440	$(650)	$(141)	$1,649

(a)	For the three months ended September 30, 2006, Operating Income before Depreciation and Amortization and Operating Income include a $200 million noncash goodwill impairment charge related to The WB Network.

(b)	For the three months ended September 30, 2006, Operating Income before Depreciation and Amortization and Operating Income include $29 million in net expenses related to securities litigation and government investigations. For the three months ended September 30, 2005, Operating Income before Depreciation and Amortization and Operating Income (Loss) include $16 million in net expenses related to securities litigation and government investigations.

TIME WARNER INC.
RECONCILIATION OF OPERATING INCOME (LOSS) BEFORE DEPRECIATION
AND AMORTIZATION TO OPERATING INCOME (LOSS)
(millions, unaudited)
Nine Months Ended September 30, 2006

	Operating Income/(Loss)
	Before Depreciation			Operating
	And Amortization	Depreciation	Amortization	Income/(Loss)
AOL(a)	$1,512	$(383)	$(119)	$1,010
Cable	2,920	(1,281)	(93)	1,546
Filmed Entertainment	896	(103)	(164)	629
Networks(b)	2,165	(208)	(12)	1,945
Publishing	658	(85)	(46)	527
Corporate(c)	(378)	(34)	—	(412)
Intersegment elimination	8	—	—	8

Total	$7,781	$(2,094)	$(434)	$5,253

Nine Months Ended September 30, 2005
(Recast)

	Operating Income/(Loss)
	Before Depreciation			Operating
	And Amortization	Depreciation	Amortization	Income/(Loss)
AOL(a)	$1,509	$(419)	$(137)	$953
Cable	2,424	(1,088)	(54)	1,282
Filmed Entertainment	835	(89)	(157)	589
Networks	2,169	(173)	(18)	1,978
Publishing(d)	707	(93)	(72)	542
Corporate(c)	(3,349)	(32)	—	(3,381)
Intersegment elimination	(15)	—	—	(15)

Total	$4,280	$(1,894)	$(438)	$1,948

(a)	For the nine months ended September 30, 2006, Operating Income before Depreciation and Amortization and Operating Income include a $2 million gain from the resolution of a previously contingent gain related to the 2004 sale of NSS. For the nine months ended September 30, 2005, Operating Income before Depreciation and Amortization and Operating Income include a $24 million noncash goodwill impairment charge related to AOLA, a $5 million gain related to the sale of a building and a $5 million gain from the resolution of a previously contingent gain related to the 2004 sale of NSS.

(b)	For the nine months ended September 30, 2006, Operating Income before Depreciation and Amortization and Operating Income include a $200 million noncash goodwill impairment charge related to The WB Network.

(c)	For the nine months ended September 30, 2006, Operating Income before Depreciation and Amortization and Operating Income include a $20 million gain on the sale of two aircraft and $90 million in net expenses related to securities litigation and government investigations. For the nine months ended September 30, 2005, Operating Income before Depreciation and Amortization and Operating Income include $3 billion in legal reserves related to securities litigation and $25 million in net expenses related to securities litigation and government investigations.

(d)	For the nine months ended September 30, 2005, Operating Income before Depreciation and Amortization and Operating Income include an $8 million gain related to the collection of a loan made in conjunction with the Company’s 2003 sale of Time Life Inc., which was previously fully reserved due to concerns about recoverability.

TIME WARNER INC.
RECONCILIATION OF CASH PROVIDED BY OPERATIONS TO FREE CASH FLOW
(millions, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
		(recast)		(recast)
Cash provided by operations	$2,413	$2,085	$6,570	$5,517
Less cash provided by discontinued operations:
Net income	(961)	(26)	(1,390)	(90)
Other changes	947	(39)	1,255	(95)

Cash provided by continuing operations	2,399	2,020	6,435	5,332
Add payments related to securities litigation and government investigations	40	16	267	325
Add excess tax benefits on stock options	14	49	61	80
Less capital expenditures and product development costs	(990)	(782)	(2,677)	(2,151)
Less principal payments on capital leases	(17)	(27)	(64)	(94)

Free Cash Flow(a)	$1,446	$1,276	$4,022	$3,492

(a)	Free Cash Flow is cash provided by operations (as defined by U.S. generally accepted accounting principles (“GAAP”)) plus payments related to securities litigation and government investigations (net of any insurance recoveries) and excess tax benefits from the exercise of stock options, less cash flow attributable to discontinued operations, capital expenditures and product development costs, principal payments on capital leases, and partnership distributions, if any.

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1: Changes in Basis of Presentation
The 2005 consolidated financial statements have been recast so that the basis of presentation is consistent with that of 2006. As previously disclosed, the amounts have been recast for the retroactive adoption of Financial Accounting Standards Board (“FASB”) Statement No. 123 (revised 2004), Share-Based Payment (“FAS 123R”), a retroactive change in accounting principle for recognizing programming inventory costs at HBO and the sales of the Time Warner Book Group and the Turner South Network in the first and second quarters of 2006, respectively, which have been retroactively reflected as discontinued operations. In addition, in the third quarter, the Company closed on the acquisition of certain assets and liabilities of Adelphia Communications Corporation (“Adelphia”) (the “Adelphia Acquisition”) and the related exchange of cable systems with Comcast Corporation (“Comcast”) (the “Exchange”) and the redemption of Comcast’s interest in Time Warner Cable Inc. (“TWC”) and Time Warner Entertainment Company, L.P. (collectively, the “Redemptions”). The cable systems transferred to Comcast in connection with the Redemptions and the Exchange (the “Transferred Systems”), including gains recognized on the transfers, also have been reflected as discontinued operations for all periods presented.
Note 2: Cable Subscriber and Homes Passed Information
In connection with the Adelphia Acquisition, the Exchange and the Redemptions, TWC acquired approximately 3.2 million net basic video subscribers consisting of approximately 4.0 million acquired subscribers and approximately 795,000 subscribers transferred to Comcast in the Redemptions and the Exchange. Prior to the third quarter of 2006, homes passed and subscriber numbers included consolidated entities and an equity method investee (Texas and Kansas City Cable Partners, L.P. (“TKCCP”)) that were managed by TWC. Beginning in the third quarter of 2006, the Company has revised its cable homes passed and subscriber numbers to now include consolidated entities and only the managed subscribers TWC will receive in the dissolution of TKCCP. At September 30, 2006, the TKCCP basic video subscribers that are no longer included in the subscriber metric totaled approximately 791,000. In the following table, the numbers as of June 30, 2006 have been recast to reflect this change and to exclude amounts related to the Transferred Systems which have been reflected as discontinued operations. The following table sets forth a reconciliation of certain subscriber and homes passed information for the systems TWC held before and retained after the Adelphia Acquisition, the Exchange and the Redemptions (the “Historical TWC Systems”) and the systems acquired from Adelphia and Comcast (the “Acquired Systems”) for the three months ended September 30, 2006 (in thousands):

	Historical TWC Systems			Acquired Systems			Total Systems
					Net		Net
		Net			Additions		Additions
	6/30/06	Additions	9/30/06	7/31/06	(Declines)	9/30/06	(Declines)	9/30/06

Subscriber and homes passed information (1)

Homes passed	16,613	77	16,690	9,195	7	9,202	84	25,892

Basic video	9,469	33	9,502	3,999	(30)	3,969	3	13,471

Digital video (2)	4,971	143	5,114	1,917	(7)	1,910	136	7,024

High-speed data — residential	4,649	214	4,863	1,498	37	1,535	251	6,398

High-speed data — commercial	199	6	205	18	(1)	17	5	222

Digital Phone (3)	1,462	187	1,649	—	—	—	187	1,649

Circuit-switched telephone service (4)	—	—	—	134	(12)	122	(12)	122

Revenue generating units (5)	20,750	583	21,333	7,566	(13)	7,553	570	28,886

(1)	Adelphia and Comcast employed methodologies that differed slightly from those used by TWC to determine homes passed and subscriber numbers. As of September 30, 2006, TWC had converted such data for most of the Adelphia and Comcast systems to the TWC methodology and expects to complete this process during the fourth quarter of 2006. Although not expected to be significant, any adjustments to the homes passed and subscriber numbers resulting from the conversion of the information for the remaining systems will be recast to make all periods comparable.

(2)	Digital video subscribers reflect subscribers for any level of service received via digital technology (including the digital guide tier, the digital basic tier, digital sports tiers, digital movie tiers, etc.).

(3)	Digital Phone subscribers include subscribers of IP-based telephony service. Digital Phone was not available in the Acquired Systems.

(4)	Circuit-switched telephone subscribers include subscribers acquired from Comcast who receive traditional, circuit-switched telephone service.

(5)	Revenue generating units represent the total of all basic video, digital video, high-speed data and telephony customers, including circuit-switched telephone service customers.